Exhibit 10.11
Agassiz Energy, LLC
COMPENSATION AGREEMENT FOR CONTACT SERVICES

EFFECTIVE DATE:

CONTRACTOR NAME:	John Stone

STREET ADDRESS:	11220 Tall Timbers Road SW
CITY, STATE, AND ZIP:	Garfield, MN 56322
Agreement:
a.	Payment will be made upon receipt and approval of monthly vouchers/expense reports submitted by Contractor to Company.

b.	Contractor will be paid $25.00 per hour, or pro-rata per fraction thereof, for Services performed.

c.	Contractor will be paid $56,000.00 cash upon completion and bank funding of a successful equity drive, defined as meeting the goals and requirements of senior lenders to secure financial close. (Estimated to be between 40-45% equity of project costs).

d.	Agassiz will provide reasonable office supplies to be used in his home office, ie. postage, paper, and folders.

e.	Contractor will pay all other expenses, which includes mileage, meals, phone, lodging etc.

/s/ Donald Sargeant	/s/ John Stone

Agassiz Chief Manager	John Stone

May 4, 2006	5-4-06

Date	Date